Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT
This TRANSITION AND SEPARATION AGREEMENT (this “Agreement”), dated as of March 1, 2023 (the “Effective Date”), is entered into by and between AppFolio, Inc., a Delaware corporation (the “Company”), and Jason Randall (the “Executive”).

WHEREAS, the Executive currently serves as President and Chief Executive Officer of the Company pursuant to that certain Employment Agreement, by and between the Company and the Executive, dated as of July 27, 2022 (the “Employment Agreement”);
WHEREAS, the Company and the Executive have mutually agreed to end their employment relationship effective as of the Separation Date (as defined below);
WHEREAS, the Company seeks to retain the Executive for a period of time, as set forth below, for the purpose of transitioning his duties prior to the Separation Date;
WHEREAS, the parties wish for the Executive to receive severance pay and additional consideration as set forth in this Agreement, which pay and consideration is conditioned upon the Executive’s timely execution (and non-revocation) of this Agreement and the Confirming Release (as defined below), and the Executive’s compliance with the terms of this Agreement; and
WHEREAS, the parties wish to resolve any and all claims that the Executive has or may have against the Company or any of the other Company Parties (as defined below), including any claims that Executive may have arising out of the Executive’s employment or the end of such employment.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.Separation from Service. The Company and the Executive agree that the Executive’s employment with the Company shall terminate on March 31, 2023 (the “Separation Date”). The Separation Date shall be deemed to be the date of separation from service, and the date that employment ends, for purposes of any applicable plans or programs. Effective as of the Effective Date and by virtue of executing this Agreement, the Executive resigns the Executive’s position as President and Chief Executive Officer of the Company and as a member of the board of directors of the Company (the “Board”), or as a director, manager, officer, or any other position with, the Company or any subsidiary or affiliate of the Company.

2.Transition Period.
(a)Position and Duties. During the period commencing on the Effective Date and ending on the Separation Date (the “Transition Period”), the Executive shall continue to serve as an employee of the Company and shall perform such transition services as may be requested by, and shall report to, the Board and the Chief Executive Officer of the Company (the “CEO”). The Executive shall perform such duties, responsibilities, and functions to the Company and its subsidiaries to the best of his abilities in a diligent, trustworthy, professional, and efficient manner and shall comply with the Company’s and its subsidiaries’ policies and procedures in all material respects. The Executive shall have no authority (and shall not in any manner hold himself out as having any authority or otherwise take any action) to bind the Company or its subsidiaries to any contract, commitment, or undertaking without the express prior written consent of the Board or the CEO.

(b)Compensation; Expenses; Benefits. During the Transition Period, the Executive shall continue to receive his base salary as in effect as the date hereof. The Company shall also continue to reimburse the Executive for all reasonable and necessary out-of-pocket business expenses incurred in connection with the performance of the Executive’s duties under this Agreement, in accordance with the Company’s expense reimbursement policy. The Executive shall also be entitled to continue to participate in the Company’s employee benefit plans on the same basis as other senior executives of the Company to the extent permitted under the terms of such plans and under applicable law.

(c)Annual Bonus Plan. The Executive shall continue to participate in the Company’s Corporate Bonus Program. In respect of fiscal year 2022, the Executive received an annual bonus payment in the amount of $531,583.44, which was based on actual performance for such year as determined and approved by the Board.
(d)Outstanding Options. The Executive holds the following options to purchase shares of the Company’s Class A Common Stock (“Options”) granted under the Company’s 2015 Stock Incentive Plan and 2007 Stock Incentive Plan (the “Stock Incentive Plans”): (i) 20,000 Options granted on May 18, 2017; (ii) 38,280 Options granted on February 24,
2017; (iii) 100,000 Options granted on May 20, 2016; (iv) 80,001 Options granted on May 20,
2016; (v) 98,666 Options granted on February 29, 2016; (vi) 29,297 Options granted on December
3, 2014; and (vii) 25,000 Options granted on December 3, 2014 (collectively, the “Outstanding Options”). The Outstanding Options shall remain exercisable following the Separation Date in accordance with Section 3(b)(vi). Other than the Outstanding Options, the Executive does not hold or have any right to any incentive equity or equity-based awards under the Stock Incentive Plans or otherwise. Except as provided in this Agreement, the Outstanding Options will remain subject to the terms of the Stock Incentive Plans and the applicable Stock Option Agreements.
3.Separation Payments and Benefits.

(a)Accrued Benefits. On the Separation Date the Executive shall receive any earned but unpaid base salary and other compensation, if any, through the Separation Date. As soon as practicable following the Separation Date (and, in any event, within 60 days after the Separation Date), the Executive shall receive any unpaid expense reimbursements. Following the Separation Date, the Executive shall also be entitled to any vested amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs, or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements and applicable law.

(b)Severance. Subject to (w) this Agreement becoming effective, (x) the Executive providing the assistance and services described in Section 2(a); (y) the Executive timely executing and returning the Confirming Release (as defined below) (and the Executive not exercising his revocation right described in the Confirming Release); and (z) the Executive complying in all respects with each of the Executive’s commitments set forth herein, then:

(i)the Company shall pay to the Executive cash severance equal to
$500,000, less applicable taxes and withholdings (the “Separation Payment”), payable in a lump sum no later than the first regularly scheduled payroll date following the 60th day after the Separation Date;
(ii)the Company shall pay to the Executive a lump sum payment equal to $125,000, which represents a pro rata portion of the Executive’s annual bonus under the Company’s Corporate Annual Bonus Program in respect of fiscal year 2023 (based on target level of performance), payable no later than the first regularly scheduled payroll date following the 60th day after the Separation Date;

(iii)the Company shall pay to the Executive a lump sum payment equal to $14,300,800, which represents a pro rata portion of the Executive’s long-term cash incentive payments under the Company’s Long-Term Cash Incentive Plan in respect of fiscal years 2023, 2024 and 2025, payable in accordance with the timing specified in Section 6(c) of the Employment Agreement;

(iv)subject to and conditioned upon the Executive’s valid and timely election to receive continuation coverage pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay to the insurer, or reimburse the Executive for, the monthly premiums for the Executive and the Executive’s covered dependents, if any, during the period commencing on the Separation Date and ending on the earlier to occur of (A) the first anniversary of the Separation Date and (B) the date that the Executive first becomes eligible to obtain group health insurance through another employer or otherwise ceases to be eligible for continuation coverage under COBRA;

(v)if the Executive validly and timely elects to receive continuation coverage pursuant to COBRA and to the extent permitted by the terms of the program, the Company will extend the Executive’s participation in the Company’s Executive Medical Reimbursement Program, at the Company’s sole expense, from the Separation Date until the earlier of (A) the end of the calendar year 2023 and
(B) the date that the Executive first becomes eligible to obtain group health insurance coverage through another employer; and

(vi)all Outstanding Options shall remain exercisable until the earlier of
(A) 18 months following the Separation Date and (B) the applicable expiration date (if the Executive’s employment had not terminated).
The payments and benefits set forth in this Section 3(b) are referred to herein collectively as the “Separation Benefits”. During such time that the Executive is receiving the Separation Benefits, if (x) the Company discovers grounds constituting Cause (as defined in the Employment Agreement) existed before the Executive’s termination or (y) the Executive breaches any restrictive covenants applicable to the Executive, the Executive’s right to receive the Separation Benefits will immediately cease and become null and void, and any previously paid Separation Benefits shall be repaid to the Company by the Executive.
4.Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations. The Executive expressly acknowledges and agrees that the Executive has received all leaves (paid and unpaid) to which the Executive has been entitled during the Executive’s employment with the Company or any other Company Party, and subject to receipt of the Accrued Benefits, the Executive has received all wages, bonuses and other compensation, been provided all benefits and been afforded all rights and been paid all sums that the Executive is owed or has been owed by the Company or any other Company Party, including all payments arising out of all incentive plans and any other bonus arrangements, except as set forth in this Agreement. Notwithstanding the foregoing, the Executive will remain entitled to receive the compensation and benefits provided under Section 2 for services performed during the Transition Period. For the avoidance of doubt, the Executive acknowledges and agrees that Executive had no right to the Separation Benefits but for the Executive’s entry into this Agreement and satisfaction of the terms herein and that the Separation Benefits are consideration for the Executive’s promises and covenants contained and affirmed in this Agreement, including, without limitation, his execution of the Confirming Release, and that such consideration is above and beyond any compensation to which he is entitled in connection with his employment or the cessation thereof, or under any contract or law.

5.General Release of Claims.

(a)Except (x) as provided in Sections 5(d), 5(e) and 5(f), (y) compensation and benefits provided under Section 2 for services performed during the Transition Period and (z) for the provisions of this Agreement that expressly survive the termination of the Executive’s employment with the Company, including, but not limited to, Section 3, the Executive knowingly and voluntarily (for himself, his spouse, heirs, executors, administrators, agents and assigns) releases and forever discharges the Company and all of its present, former and future affiliates, subsidiaries, predecessors, parents, related companies, successors and assigns; and all of their respective present, former and future managers, directors, officers, shareholders, employees, agents, direct or indirect owners, consultants and attorneys; and all of their respective heirs, assigns and estate representatives; as well as all employee benefit plans maintained by the Company or its affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (each of the foregoing, a “Company Party” and, collectively, the “Company Parties”), from any and all claims, losses, suits, controversies, actions, causes of action, cross-claims, counter claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees or liabilities of any nature whatsoever in law and in equity, whether known or unknown, suspected or claimed against the Company or any of the other Company Parties that the Executive, his spouse or any of his heirs, executors, administrators, agents or assigns, has or may acquire, arising at any time, past or present, through the date that the Executive executes this Agreement (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act) (“ADEA”); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; the California WARN; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; the California Equal Pay Act; the California False Claims Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under this Agreement; or for compensation or equity or equity-based compensation; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, or defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Released Claims”). THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b)The released claims described in Section 5(a) include all Released Claims whether known or unknown by the Executive. Therefore, the Executive waives the effect of California Civil Code § 1542 and any other analogous provision of applicable law of any jurisdiction. California Civil Code § 1542 states:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Notwithstanding the provisions of California Civil Code § 1542, and for the purpose of implementing a full and complete release and discharge, the Executive expressly acknowledges that this Agreement is intended to include, and does include in its effect, without limitation, all Released Claims which the Executive does not know or suspect to exist in the Executive’s favor against the Company Parties at the time of executing this Agreement, and that the settlement agreed upon expressly contemplates his extinguishment of all such Released Claims, except as otherwise provided herein.

(c)The Executive represents and warrants that, as of the time the Executive executes this Agreement, the Executive has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any government agency or arbitrator for or with respect to a matter, claim or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which the Executive signs this Agreement. The Executive further represents and warrants that the Executive has not assigned, sold, delivered, transferred or conveyed any rights the Executive has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims. The Executive shall not solicit or encourage any other person or entity to file or assert any Released Claims or assist or cooperate with any person or entity filing or asserting any Released Claims, except to the extent specifically required by law or legal process.

(d)This Agreement does not waive or release any rights or claims that the Executive may have under ADEA that arise after the date he executes this Agreement. The Executive’s separation from employment with the Company in compliance with the terms of this Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under ADEA).
(e)In no event shall the Released Claims include any claim to vested benefits under an employee benefit plan of the Company that is subject to ERISA (including any rights to vested benefits under health and retirement plans). Further notwithstanding this release of liability, nothing in this Agreement prevents the Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or other governmental agency or participating in any investigation or proceeding conducted by the EEOC or other governmental agency or cooperating with such agency; however, the Executive is waiving any and all rights to recover any monetary or personal relief as a result of such EEOC or other governmental agency proceeding or subsequent legal actions. Further, nothing herein waives the Executive’s right to receive an award for information provided to a governmental agency.

(f)The Executive waives all rights to sue or obtain equitable, remedial, or punitive relief from any or all Company Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the foregoing, the Executive is not waiving and is not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that the Executive disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding, excepting only any monetary award to which he may become entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Additionally, the Executive is not waiving (i) any right to the Accrued Benefits or the Separation Benefits, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, including, without limitation, that certain indemnification agreement between the Company and the Executive, dated as of November 18, 2022 (the “Indemnification Agreement”), or (iii) his rights as an equity or security holder in the Company or its affiliates.

(g)In executing this Agreement, the Executive acknowledges and intends that it shall be effective as a bar to each and every one of the Released Claims hereinabove mentioned or implied. The Executive expressly consents that this release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Released Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected, and unanticipated Released Claims), if any, as well as those relating to any other Released Claims hereinabove mentioned or implied. The Executive acknowledges and agrees that this waiver is an essential and material term of this Agreement and that without such waiver the Company would not have agreed to the terms of this Agreement. In the event that the Executive should bring a Claim seeking damages against the Company, or in the event he should seek to recover against the Company in any Claim brought by a governmental agency on his behalf, this release shall serve as a complete defense to such Released Claims to the maximum extent permitted by law. The Executive further agrees that he is not aware of any pending claim of the type described in Section 5(a) as of the execution of this Agreement.
(h)The Executive agrees that neither this release, nor the furnishing of the consideration for this release, shall be deemed or construed at any time to be an admission by the Company, any other Company Party or the Executive of any improper or unlawful conduct.
(i)The Company agrees to continue to maintain for the Executive’s benefit any and all directors and officers insurance policies and other similar insurance policies for six years following the Separation Date. The Company further acknowledges and agrees that nothing contained in this Agreement or the Confirming Release shall release the Company from any indemnification obligations with respect to the Executive, including, without limitation, any right of indemnification the Executive may have under the Company’s organizational documents, the Indemnification Agreement or otherwise.

(j)Any nondisclosure provision in this Agreement does not prohibit or restrict the Executive (or his attorney) from responding to any inquiry about this release or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the National Association of Securities Dealers, Inc., any other self- regulatory organization, or any governmental entity.

(k)Notwithstanding anything herein to the contrary, this release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any other Company Party of this Agreement.

6.Executive’s Acknowledgements. By executing and delivering this Agreement, the Executive expressly acknowledges that:

(a)the Executive has carefully read this Agreement;
(b)the Executive has had sufficient time to consider this Agreement before the execution and delivery to Company;
(c)the Executive has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of the Executive’s choice and the Executive has had adequate opportunity to do so prior to executing this Agreement;

(d)the Executive fully understands the final and binding effect of this Agreement; the only promises made to the Executive to sign this Agreement are those stated within the four corners of this document; and the Executive is executing this Agreement knowingly, voluntarily and of the Executive’s own free will, and that the Executive understands and agrees to each of the terms of this Agreement; and

(e)no Company Party has provided any tax or legal advice regarding this Agreement and the Executive has had an adequate opportunity to receive sufficient tax and legal advice from advisors of the Executive’s own choosing such that the Executive enters into this Agreement with full understanding of the tax and legal implications thereof.
7.Confirming Release. On the Separation Date or within 21 days thereafter, the Executive shall execute the Confirming Release Agreement that is attached as Exhibit A (the “Confirming Release”) and return the executed Confirming Release to the Company such that it is received by the Company’s Chief Legal Officer, at 70 Castilian Drive, Santa Barbara, California 93117, no later than the date that is 21 days after the Separation Date. Notwithstanding the foregoing, at any time during the seven days following Executive’s execution of the Confirming Release, the Executive may revoke his acceptance of the Confirming Release in writing addressed as set forth in the preceding sentence.

8.Affirmation of Restrictive Covenants; Permitted Disclosures. The Executive expressly acknowledges and agrees that restrictive covenants set forth on Exhibit B of the Employment Agreement and any other restrictive covenants applicable to the Executive are enforceable in all respects and promises to comply in all respects with their terms.
9.Non-Disparagement. As a material inducement for the Company to enter into this Agreement, the Executive agrees to refrain from making any statements orally or in writing (or permitting any such statements to be reported as being attributed to him) that are critical, disparaging or derogatory about, or which could reasonably be expected to injure the reputation of the Company or any other Company Party. Notwithstanding the foregoing, the Executive may respond to subpoenas, provide testimony or otherwise provide evidence to the extent required by law, and may discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct the Executive has reason to believe is unlawful. Similarly, except as required by any applicable law, any governmental or regulatory agency or authority, a court of competent jurisdiction, a recognized subpoena power or other appropriate legal or regulatory process or as required to enforce the terms of this Agreement or other agreements between the Executive and the Company, the Company shall instruct its officers and directors to refrain from making any statements orally or in writing (or permit any such statements to be reported as being attributed to the Company) that are critical, disparaging or derogatory about, or which could reasonably be expected to injure the reputation of, the Executive. Furthermore, nothing in this Section 9 shall restrict either party from, or impose any liability on either party for, truthful statements required to made by such party under oath, to comply in any legal proceeding or to enforce such party’s rights hereunder.

10.Cooperation. The Executive agrees that, during the Transition Period and following the Separation Date, upon the Company’s request, the Executive will assist and cooperate with the Company and any of its affiliates in connection with the defense or prosecution of any claim that may be made against or by the Company or any of the other Company Parties arising out of events occurring during the Executive’s employment, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or any other Company Party, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative or other body or agency. Such cooperation will take place at mutually convenient times and locations. The Executive will be reimbursed, upon presentation of appropriate supporting documentation or receipts, for the reasonable and necessary out-of-pocket expenses incurred by the Executive to satisfy the Executive’s cooperation obligations set forth under this Section 10, in accordance with the Company’s reimbursement policies in effect from time to time.

11.Whistleblower Protection. Notwithstanding anything to the contrary contained herein, no provision of this Agreement will be interpreted so as to impede the Executive (or any other individual) from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation or proceeding relating to this Agreement, or as required by applicable law or legal process, including with respect to possible violations of applicable law;
(b) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the U.S. Securities and Exchange Commission (“SEC”), the United States Congress and any agency Inspector General;
(c) accepting any SEC awards; or (d) making other disclosures under the whistleblower provisions of applicable federal law or regulation. In addition, nothing in this Agreement or any other agreement or Company policy prohibits or restricts the Executive from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of applicable law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures, and the Executive will not be required to notify the Company that such reports or disclosures have been made.

12.Trade Secrets. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, the parties hereto have the right to disclose in confidence trade secrets to federal, state and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of applicable law. The parties hereto also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

13.Publicity. The Executive shall not issue, without prior written consent of the Company, any press release or make any public announcement or statement with respect to the terms of this Agreement.

14.Entire Agreement; Amendment. This Agreement, together with the Employment Agreement, constitutes the entire agreement between the parties with respect to the matters herein provided. No modifications or waiver of any provision hereof shall be effective unless in writing and signed by each party.

15.Dispute Resolution.
(a)Any dispute or controversy arising under or in connection with this Agreement or the Executive’s employment with the Company shall be settled exclusively by arbitration, conducted before a single arbitrator in Santa Barbara, California in accordance with the JAMS Employment Rules and Procedures then in effect (available at www.jamsadr.com). The decision of the arbitrator will be final and binding upon the parties. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. In connection with any such arbitration and regardless of outcome, (i) each party shall pay all its own costs and expenses, including, without limitation, its own legal fees and expenses, and (ii) the arbitration costs shall be borne by the Company.
(b)THE PARTIES HERETO EACH ACKNOWLEDGE AND AGREE THAT BY SELECTING ARBITRATION AS THE SOLE AND EXCLUSIVE REMEDY FOR RESOLVING ALL DISPUTES AMONG THEM AS CONTEMPLATED BY THIS SECTION 15, THEY WILL NOT HAVE THEIR DISPUTES DETERMINED BY A JURY TRIAL TO WHICH THEY MAY OTHERWISE BE ENTITLED.

16.Governing Law and Jurisdiction. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of

California without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction.
17.Assignment. This Agreement is personal to each of the parties. Except as provided below, no party may assign or delegate any rights or obligations under this Agreement without first obtaining the written consent of the other party. The Company may assign this Agreement to any successor to all or substantially all of its business or assets.
18.Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given
(a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:
AppFolio Inc.
70 Castilian Drive
Santa Barbara, California 93117 Attention: Chief Legal Officer

If to the Executive:
At the most recent address in the books and records of the Company.
19.Headings; Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or”. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including exhibits, and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties.

20.Third Party Beneficiaries. Each Company Party that is not a signatory hereto shall be a third-party beneficiary of the Executive’s covenants, warranties, representations, and release of claims set forth in this Agreement and entitled to enforce such covenants, warranties, representations, and release of claims as if it, he or she was a party hereto.
21.Return of Property. The Executive represents and warrants that he has returned to the Company, or as of the Separation Date he will have returned to the Company, all property belonging to the Company and any other Company Party, including all computer files and other electronically stored information, client materials, electronically stored information and other materials provided to the Executive by the Company or any other Company Party in the course of his employment and the Executive further represents and warrants that he has not maintained (or, after the Separation Date, he will not maintain) a copy of any such materials in any form.

22.No Waiver. No failure by any party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

23.Severability and Modification. To the extent permitted by applicable law, the parties agree that any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) of this Agreement invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such severance or modification shall be accomplished in the manner that most nearly preserves the benefit of the parties’ bargain hereunder.

24.Withholding of Taxes and Other Deductions. The Company may withhold from any payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.

25.Counterparts. This Agreement may be executed in one or more counterparts (including electronic mail in portable document format (.pdf), facsimile or by any other electronic means intended to preserve the original graphic and pictorial appearance of the document), each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail shall have the same effect as physical delivery of the paper document bearing the original signature.

26.Section 409A.
(a)Neither this Agreement nor the payments provided hereunder are intended to constitute “deferred compensation” subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and interpretive guidance issued thereunder (collectively, “Section 409A”), and the payments and benefits under this Agreement are intended to be exempt from Section 409A to the maximum extent permitted by applicable law and shall be construed and administered in accordance with such intent. Notwithstanding the foregoing, the Company makes no representations that this Agreement or the payments provided under this Agreement complies with or is exempt from the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that constitutes “nonqualified deferred compensation” upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

(b)For purposes of compliance with Section 409A, to the extent any reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation”, (i) all expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(c)For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period is within the sole discretion of the Company.

27.Review and Revocation. The Executive shall have 21 calendar days from the Effective Date to sign this Agreement and return it to the Company’s Chief Legal Officer, at 70 Castilian Drive, Santa Barbara, California 93117. The offers made in this Agreement expire after 21 calendar days. In addition, at any time within seven days after the Executive signs this Agreement, the Executive may revoke his acceptance of this Agreement in writing addressed as set forth in the preceding sentence (such seven-day period described herein, the “Revocation Period”). This Agreement will not become effective until the Executive has signed and timely returned this Agreement to the Company in accordance with this Section 27 and the Revocation Period has passed.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

APPFOLIO, INC.
By:	/s/ Andreas von Blottnitz
Name:	Andreas von Blottnitz
Title:	Chairperson of the Board of Directors

EXECUTIVE
/s/ Jason Randall
Jason Randall

[Signature Page to Transition and Separation Agreement]

EXHIBIT A CONFIRMING RELEASE AGREEMENT
This Confirming Release Agreement (this “Confirming Release”) is that certain Confirming Release referenced in Section 7 of the Transition and Separation Agreement (the “Separation Agreement”) entered into by and between Jason Randall (the “Executive”) and AppFolio, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein that are not otherwise defined have the meanings assigned to them in the Separation Agreement.

1.Except (x) as provided in Sections 5(d), 5(e) and 5(f) of the Separation Agreement and (y) for the provisions of the Separation Agreement that expressly survive the termination of the Executive’s employment with the Company, including, but not limited to, Section 3 of the Agreement, the Executive knowingly and voluntarily (for himself, his spouse, heirs, executors, administrators, agents and assigns) releases and forever discharges the Company and all of its present, former and future affiliates, subsidiaries, predecessors, parents, related companies, successors and assigns; and all of their respective present, former and future managers, directors, officers, shareholders, employees, agents, direct or indirect owners, consultants and attorneys; and all of their respective heirs, assigns and estate representatives; as well as all employee benefit plans maintained by the Company or its affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (each of the foregoing, a “Confirming Release Company Party” and, collectively, the “Confirming Release Company Parties”), from any and all claims, losses, suits, controversies, actions, causes of action, cross-claims, counter claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees or liabilities of any nature whatsoever in law and in equity, whether known or unknown, suspected or claimed against the Company or any of the other Confirming Release Company Parties that the Executive, his spouse, or any of his heirs, executors, administrators, agents or assigns, has or may acquire, arising at any time, past or present, through the date that the Executive executes this Confirming Release (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act) (“ADEA”); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; the California WARN; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; the California Equal Pay Act; the California False Claims Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under this Agreement; or for compensation or equity or equity-based compensation; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, or defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Confirming Released Claims”). THIS CONFIRMING RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE CONFIRMING RELEASE COMPANY PARTIES.

2.The released claims described in paragraph 1 include all Confirming Released Claims whether known or unknown by the Executive. Therefore, the Executive waives the effect of California Civil Code § 1542 and any other analogous provision of applicable law of any jurisdiction. California Civil Code § 1542 states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO

Exhibit A-13

EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Notwithstanding the provisions of California Civil Code § 1542, and for the purpose of implementing a full and complete release and discharge, the Executive expressly acknowledges that this Confirming Release is intended to include, and does include in its effect, without limitation, all Claims which the Executive does not know or suspect to exist in the Executive’s favor against the Confirming Release Company Parties at the time of signs this Confirming Release, and that the settlement agreed upon expressly contemplates his extinguishment of all such Confirming Released Claims, except as otherwise provided herein.

3.The Executive represents and warrants that, as of the time the Executive signs this Confirming Release, the Executive has not brought or joined any lawsuit or filed any charge or claim against any of the Confirming Release Company Parties in any court or before any government agency or arbitrator for or with respect to a matter, claim or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which the Executive signs this Confirming Release Agreement. The Executive further represents and warrants that the Executive has not assigned, sold, delivered, transferred or conveyed any rights the Executive has asserted or may have against any of the Confirming Release Company Parties to any person or entity, in each case, with respect to any Confirming Released Claims. The Executive shall not solicit or encourage any other person or entity to file or assert any Confirming Released Claims or assist or cooperate with any person or entity filing or asserting any Confirming Released Claims, except to the extent specifically required by law or legal process.

4.This Confirming Release does not waive or release any rights or claims that the Executive may have under ADEA that arise after the date he executes this Confirming Release. The Executive’s separation from employment with the Company in compliance with the terms of this Confirming Release shall not serve as the basis for any claim or action (including, without limitation, any claim under ADEA).

5.In no event shall the Confirming Released Claims include any claim to vested benefits under an employee benefit plan of the Company that is subject to ERISA (including any rights to vested benefits under health and retirement plans). Further notwithstanding this release of liability, nothing in this Confirming Release prevents the Executive from filing any non-legally waivable claim (including a challenge to the validity of this Confirming Release) with the Equal Employment Opportunity Commission (“EEOC”) or other governmental agency or participating in any investigation or proceeding conducted by the EEOC or other governmental agency or cooperating with such agency; however, the Executive is waiving any and all rights to recover any monetary or personal relief as a result of such EEOC or other governmental agency proceeding or subsequent legal actions. Further, nothing herein waives the Executive’s right to receive an award for information provided to a governmental agency.

6.The Executive waives all rights to sue or obtain equitable, remedial, or punitive relief from any or all Confirming Release Company Parties of any kind whatsoever in respect of any Confirming Release Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the foregoing, the Executive is not waiving and is not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that the Executive disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding, excepting only any monetary award to which he may become entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Additionally, the Executive is not waiving (a) any right to the Accrued Benefits or the Separation Benefits, (b) any claim relating to directors’ and officers’ liability insurance coverage or any right of

Exhibit A-14

indemnification under the Company’s organizational documents, the Indemnification Agreement or otherwise or (c) his rights as an equity or security holder in the Company or its affiliates.

7.In executing this Confirming Release, the Executive acknowledges and intends that it shall be effective as a bar to each and every one of the Confirming Released Claims hereinabove mentioned or implied. The Executive expressly consents that this release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Confirming Released Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected, and unanticipated Confirming Released Claims), if any, as well as those relating to any other Confirming Released Claims hereinabove mentioned or implied. The Executive acknowledges and agrees that this waiver is an essential and material term of the Separation Agreement and that without such waiver the Company would not have agreed to the terms of the Separation Agreement. In the event that the Executive should bring a Confirming Release Claim seeking damages against the Company, or in the event he should seek to recover against the Company in any Confirming Release Claim brought by a governmental agency on his behalf, this Confirming Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. The Executive further agrees that he is not aware of any pending claim of the type described in paragraph 1 as of the execution of this Confirming Release.

8.The Executive agrees that neither this release, nor the furnishing of the consideration for this release, shall be deemed or construed at any time to be an admission by the Company, any other Confirming Release Company Party or the Executive of any improper or unlawful conduct.
9.Notwithstanding anything herein to the contrary, this release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any other Confirming Release Company Party of the Separation Agreement.
10.In executing this Confirming Release, the Executive expressly acknowledges and agrees that the Executive has received all leaves (paid and unpaid) to which the Executive has been entitled during the Executive’s employment with the Company or any other Confirming Release Company Party, and the Executive has received all wages, bonuses and other compensation, been provided all benefits and been afforded all rights and been paid all sums that the Executive is owed or has been owed or ever could be owed by the Company or any other Confirming Release Company Party (with the exception of the Separation Benefits, if still not paid or provided), including all payments arising out of all incentive plans and any other bonus arrangements. Notwithstanding the foregoing, the Executive remains entitled to receive, if still unpaid, any unpaid base salary for services performed in the pay period in which the Separation Date occurred.

11.The Executive has been advised, and hereby is advised in writing, to consult with an attorney of his choice regarding the form and content of this Confirming Release, and he represents that he has had a sufficient opportunity to do so and that he has read this Confirming Release carefully, and enters into the Confirming Release voluntarily and of his own free will. This Confirming Release and the releases and covenants contained herein shall be binding upon the Executive, his heirs, executors, administrators, assigns, agents, attorneys in fact, attorneys at law, and representatives. This Confirming Release and the releases and covenants contained herein shall inure to the benefit of all Confirming Released Parties and each of their respective predecessors, successors, and assigns.

12.Notwithstanding the initial effectiveness of this Confirming Release, the Executive may revoke the delivery (and therefore the effectiveness) of this Confirming Release within the seven-day period beginning on the date the Executive executes this Confirming Release (such seven-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by the Executive and must be received by the Company, care of the Chief Legal Officer, at 70 Castilian Drive, Santa Barbara, California

Exhibit A-15

93117, by the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, then no consideration shall be provided to the Executive pursuant to Section 3(b) of the Separation Agreement, this Confirming Release (including the release of claims set forth in this Confirming Release) shall be of no force or effect and the remainder of the Separation Agreement shall be in full force and effect.

13.Whenever possible, each provision of this Confirming Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this Confirming Release is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision or any other jurisdiction, but this Confirming Release shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

[Signature Page Follows]

Exhibit A-16

By executing this Confirming Release, the Executive represents and agrees that:

1.He has read this Confirming Release carefully;

2.He understands all of its terms and knows that he is giving up important rights, including, but not limited to, rights under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act of 1963; the Americans with Disabilities Act of 1990; and the Employee Retirement Income Security Act of 1974, as amended;

3.He voluntarily consents to everything in it;

4.He has been advised to consult with an attorney before executing it and he has done so or, after careful reading and consideration, he has chosen not to do so of his own volition;
5.He has had at least 21 days from the date of his receipt of this Confirming Release to consider it, and the changes made since his receipt of this Confirming Release are not material or were made at his request and will not restart the required 21- day period;
6.He understands that he has had seven days after executing this Confirming Release to revoke it and that this Confirming Release shall not become effective or enforceable until the revocation period has expired;

7.He has signed this Confirming Release knowingly and voluntarily and with the advice of any counsel retained to advise him with respect to it; and

8.He agrees that the provisions of this Confirming Release may not be amended, waived, changed, or modified except by an instrument in writing signed by an authorized representative of the Company and by him.

Signed:         Dated:

Exhibit A-17